UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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PRINCIPAL REAL ESTATE INCOME FUND

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March 2024

Dear Shareholder,

This year’s, April 12, 2024, Annual Meeting of Shareholders, is critical to determining the future of your Fund. Your vote, no matter the number of shares you own, will have a significant impact on your Fund’s success. You have an important choice to make in how you vote.

Your Board recommends that you vote on the WHITE proxy card today

“FOR” The Fund’s Nominated Incumbent Trustees

Discard the Saba GOLD proxy card

We encourage you to consider the following as you make your decision:

●	Your Fund’s trustees have taken steps to close the discount, including instituting a share repurchase and gradually increasing the distribution. As of March 11, 2024, the discount stands at 7.6% vs. the average closed end fund discount of 7.9%.

●	Your Fund’s CMBS portfolio continues to perform in line with its investment objective, regularly outperforming the Bloomberg US CMBS 2.0 BBB Index over the 1, 3, 5, and 10 year periods ending December 31, 2023:

	Three months	One year	Three years	Five years	Seven years	Ten years	Since performance start date*
High Yield CMBS yield oriented return (gross)	3.24	-3.72	-1.17	0.02	2.22	2.88	5.48
Bloomberg U.S. CMBS 2.0 BBB Index[1]	4.33	-6.07	-4.57	-1.77	0.99	2.44	N/A
High Yield CMBS yield oriented return (net)	3.14	-4.10	-1.56	-0.33	1.89	2.54	5.08

●	Performance since Jan. 1, 2024 has improved, as your Fund has returned 13.88% on Price and 7.08% on Net Asset Value as of March 11, 2024.

●	Adding Saba nominees could disrupt your Fund’s operations, and it is likely they would propose a liquidity event. Saba’s nominees and the GOLD proxy cards should be discarded.

Bottom Line:

Saba has a long and established history of acting in its own self-interest. If Saba takes control of your Fund, we believe the future of your Fund and its investment strategy are uncertain and at risk of being radically changed or liquidated. The Fund plans to fight vigorously against Saba’s attempted takeover and will continue fighting for ALL shareholders. Thank you for voting.

Sincerely,

Robert McClure

President

Principal Real Estate Income Fund